ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301


                           Direct Line: (954) 766-7858


                                December 18, 1996
Viragen, Inc.
2343 West 76th Street
Hialeah, Florida 33016

      Re:   Registration Statement on Form S-8 - Viragen, Inc. -
            Common Stock issued pursuant to a Consulting Agreement with Girmon Investment Co., Limited and Common Stock Purchase Option granted to Stephen Sanders

Gentlemen:

      This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by Viragen, Inc. (the "Company") of an aggregate of 370,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), issued pursuant to a Consulting Agreement with Girmon Investment Co., Limited (the "Agreement") and Common Stock purchase option (the "Option") with Stephen Sanders.

      In our capacity as special counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Agreement, the Option, the Company's Certificate of Incorporation (as amended), By-Laws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

      Based upon and in reliance of the foregoing, we are of the opinion that the shares of Common Stock issued pursuant to the Agreement is, and the Common Stock when issued in accordance with the terms of the Option will be, validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion in the Registration Statement on Form S-8 filed with the Commission and the reference to this firm under the heading "Legal Matters" in the Registration Statement on Form S-8.

                              Very truly yours,

                              ATLAS, PEARLMAN, TROP & BORKSON, P.A.

JMS/bb
3760.01